Exhibit 5.1

[Seward & Kissel LLP Letterhead]

April 14, 2011

Box Ships Inc.

15, Karamanli Avenue

Voula, 16673

Athens, Greece

Re:        Box Ships Inc.

Ladies and Gentlemen:

We have acted as counsel to Box Ships Inc. (the “Company”) in connection with (i) the preparation of the Company’s registration statement on Form F-1 (Registration No. 333-173280), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 4, 2011, as amended and declared effective by the Commission on April 8, 2011 (the “Initial Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of up to 11,500,000 shares of common stock, par value $0.01 (including related preferred stock purchase rights) of the Company (the “Common Shares”), and the prospectus of the Company included in the Initial Registration Statement or any supplement thereto (collectively, the “Prospectus”); and (ii) the preparation of the Company’s registration statement on Form F-1, as filed with the Commission pursuant to Rule 462(b) of the Securities Act on April 14, 2011, for the purpose of increasing the number of Common Shares registered under the Initial Registration Statement by 1,150,000 Common Shares (the “Additional Securities”) (the “Additional Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Additional Registration Statement; (ii) the Prospectus of the Company; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Additional Securities have been duly authorized, and when the Additional Securities are issued, sold and paid for as contemplated in the Prospectus will be validly issued, fully paid and non-assessable;

Box Ships Inc.

April 14, 2011

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York the Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP